EXHIBIT 10.29
CONFORMED COPY

AMENDMENT NO. 5 TO
STOCK PURCHASE AGREEMENT

This Amendment No. 5 to Stock Purchase Agreement is entered into as of August 2, 2002 by and between ATC Distribution Group, Inc., a Delaware corporation (the “Company”), and Aftermarket Technology Corp., a Delaware corporation (“Seller”).

WHEREAS, ATCDG Acquisition Corp., Inc. (“Acquisition Corp.”) and Seller entered into a Stock Purchase Agreement, dated as of September 1, 2000 (as amended to the date hereof, the “Stock Purchase Agreement”), pursuant to which Acquisition Corp. acquired all of the outstanding capital stock of the Company on October 27, 2000; terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement;

WHEREAS, Acquisition Corp. paid a portion of the purchase price for the Company by issuing to Seller a promissory note in the principal amount of $10,050,000 (as subsequently amended and restated the “Promissory Note”) pursuant to that certain Note Purchase Agreement dated as of October 27, 2000 among Acquisition Corp., the guarantors from time to time party thereto and Seller (the “Note Purchase Agreement”);

WHEREAS, following such purchase Acquisition Corp. was merged with and into the Company and the Company succeeded to all the rights and obligations of Acquisition Corp. under the Stock Purchase Agreement, the Promissory Note and the Note Purchase Agreement;

WHEREAS, the Company has requested that Seller agree to certain amendments to the Promissory Note and the Note Purchase Agreement and Seller is willing to agree to such amendments in exchange for the agreements of the Company contained in this Amendment;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth below, the parties hereto agree as follows:

1.                                      Mexicali Matters.  The Stock Purchase Agreement is hereby amended by deleting in their entirety Sections 1 and 2 of that certain Amendment to Stock Purchase Agreement dated as of October 27, 2000 between Acquisition Corp. and Seller, which Sections 1 and 2 are no longer of any force and effect (except for purposes of defined terms used herein).

2.                                      Release of Claims.  The Company, on its own behalf and on behalf of its affiliates, hereby waives, and releases and discharges Seller and its affiliates, officers, directors, employees and agents (collectively, the “Released Parties”) from, any and all claims, liabilities, damages, demands and causes of action, whether known or unknown, fixed or contingent, that the Company or such affiliates may have or claim to have against any of the Released Parties relating to, or arising out of, any of the following:

(a)                                  the Mexicali System Costs;

(b)                                 the Mexicali Third Party Indemnity or the Mexicali Third Party Losses;

(c)                                  those certain sales and use tax audits in the States of Missouri and Florida referenced in that certain letter dated June 27, 2002 from Robert J. Fitzsimmons of The Riverside Company to Joseph Salamunovich of Seller, a copy of which is attached hereto as Exhibit A);

(d)                                 the alleged software licensing violations referenced in Exhibit A;

(e)                                  the Slauson Litigation, including but not limited to Seller’s obligation to defend and indemnify the Buyer Indemnitees with respect to the Slauson Litigation and all matters arising out of the facts surrounding the settlement and dismissal of the Slauson Litigation;

(f)                                    the Company’s and Seller’s alleged or actual failure to have or procure the right to use the catalog images that were the subject of the Slauson Litigation or other images substantially similar thereto; and

(g)                                 the Company’s procurement of a license or similar right to use the catalog images that were the subject of the Slauson Litigation or other images substantially similar thereto.

Although pursuant to clause (e) above the Company is waiving all claims that it may have against Seller for Seller’s failure to obtain the Company’s consent to the settlement of the Slauson Litigation, the Company is not waiving its claim that the settlement of the Slauson Litigation required the Company’s consent and therefore the settlement without such consent is unenforceable.  The Company has appealed the dismissal of the Slauson Litigation to the Ninth Circuit Court of Appeals.  If the  appeal of the Slauson Litigation results in a reversal of the judgment of dismissal or if for any other reason the Slauson Litigation is remanded to the District Court, by virtue of clause (e) above Seller will have no obligation to defend or indemnify the Buyer Indemnitees with respect to the Slauson Litigation.

3.                                      New Basket.  Section 9.01 of the Stock Purchase Agreement is hereby amended by adding new Section 9.01(e) thereto to read as follows:

“(e)                            Notwithstanding anything else in this Agreement to the contrary, Seller shall not be required to pay any amounts to the Company or any other Buyer Indemnitees under Section 7.05, this Section 9.01 or any other provision of this Agreement unless and until (i) all other applicable limitations on Seller’s obligation to pay contained in this

Agreement have been exceeded and (ii) the amount in excess of clause (i) is greater than $100,000 in the aggregate, in which case Seller will be required to pay only that portion that is greater than $100,000.”

4.                                      Acknowledgement and Representation as to Basket and Claims.  The Company hereby acknowledges that as of the date of this Amendment it has not applied any amounts against the Aggregate Basket such that the Aggregate Basket equals $750,000.  To the Company’s knowledge it has no claims against Seller under the Stock Purchase Agreement, and does not know of any events or circumstances that with the giving of notice or lapse of time would give rise to, a material obligation of Seller under the Stock Purchase Agreement or a material breach by Seller of its covenants, representations or warranties under the Stock Purchase Agreement, except for the pending sales and use tax audits referenced in Exhibit A and matters disclosed in the Stock Purchase Agreement or the schedules thereto.  The Company’s knowledge in the preceding sentence is based solely on the actual knowledge of the Company’s President, the Company’s Chief Financial Officer and/or Robert Fitzsimmons, without investigation or inquiry of others.

5.                                      Reimbursement of Legal Fees.  The Company will promptly reimburse Seller for the fees and expenses of its outside counsel (Gibson, Dunn & Crutcher) incurred in connection with the amendment and restatement of the Promissory Note and the Note Purchase Agreement and related matters in an amount not to exceed $35,000.

6.                                      No Other Amendments.  Except as provided herein, the Stock Purchase Agreement is not otherwise modified or amended and remains in force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

ATC DISTRIBUTION GROUP, INC.

By:	/s/ Robert J. Fitzsimmons
Robert J. Fitzsimmons
Vice President

AFTERMARKET TECHNOLOGY CORP.

By:	/s/ Joseph Salamunovich
Joseph Salamunovich
Vice President